Exhibit 10.7
AMENDMENT
TO
EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”), dated as of January 21, 2009, amends that certain Employment Agreement (the “Employment Agreement”) made and entered into on the 30th day of June 2008, by and between Globecomm Systems Inc., a Delaware corporation with principal offices located at 45 Oser Avenue, Hauppauge, N.Y. 11788 (the “Company”), and Thomas C. Coyle (the “Executive”).
WITNESSETH:
WHEREAS, since the Effective Date of the Employment Agreement, the Executive has been employed as an executive by the Company (all capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement); and
WHEREAS, the parties believe that it is desirable to (i) modify the “special bonus” provisions of the Employment Agreement to provide for such bonus to equal 50% of the Executive’s salary for the prior year; and (ii) add a provision in order to account for the payments and benefits the Executive will receive in the event that the Company gives notice of its election not to extend the Initial Term or any Renewal Period.
NOW, THEREFORE, the parties hereto hereby agree to amend the Employment Agreement as follows:
1.	Termination and Severance.

Section 10(f) of the Employment Agreement is hereby deleted and replaced in full with the following:

“Effect of Non-Renewal. In the event that the Company gives notice of its election not to extend the Initial Term or any Renewal Period pursuant to Section 2 above, the Executive shall be entitled to payments and benefits described in Section 10(b)(ii) above commencing upon the Expiration Date subject to his execution and delivery of a general release substantially in the form attached hereto as Exhibit A.”

Section 10(g) of the Employment Agreement is hereby added as follows:

“Change in Control. Subject to Section 11, if the Executive resigns with Good Reason within one (1) year after a Change in Control (as defined below) he will be entitled to the payments and benefits described in Section 10(b)(ii) above (the “Severance Payments”) provided that, if the grounds for the termination for Good Reason are those specified in Section 10(b)(i)(B) and/or (C), and if the Company gives the Executive written notice (the “Continuation Notice”), at any time up to ten (10) days after it receives the Executive’s written resignation notice, that it wishes the Executive to continue his employment until a date not later than one (1) year after the Change in Control (the “Employment Continuation Date”), the Executive shall not be entitled to the Severance Payments until and unless he remains employed by the Company through the Employment Continuation Date. Nothing in this subsection 10(g) shall obligate the Company to provide the Executive with the Severance Payments upon a termination for Cause, death or disability. If the Executive does not provide the Company notice of resignation or non-renewal at any time during the year following a Change in Control and remains employed by the Company through the first anniversary of the Change in Control, as defined below, the Executive shall be paid a one-time bonus payment of 50% of his Salary during the immediately preceding calendar year (the “Special Bonus”). The Special Bonus shall be in addition to, and not in lieu of, any Severance Payments to which Executive may otherwise become entitled under this section 10 in connection with the subsequent termination of his employment. As used herein, a “Change in Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”) whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if: (x) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (y) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; and (z) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. Notwithstanding the foregoing provisions of this subsection 10(g), a “Change in Control” will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the 1934 Act relating thereto) by an employee benefit plan maintained by the Company for its employees. As used herein, the “Company” may include the Company’s successors subsequent to a Change in Control.”
2.	Effect of this Amendment. As amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.
EXECUTIVE

/s/ Thomas C. Coyle
Thomas C. Coyle

GLOBECOMM SYSTEMS INC.

By:	/s/ David E. Hershberg
Title: Chairman, CEO and President